Exhibit 99.2

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

Certain Pro Forma Non-GAAP Financial Information

On November 10, 2019, a wholly owned subsidiary of Calumet Specialty Products Partners, L.P. (the “Company”) completed the sale to Starlight Relativity Acquisition Company LLC of all of the issued and outstanding membership interests in Calumet San Antonio Refining, LLC, pursuant to a membership interest purchase agreement, for $63.0 million in cash minus an adjustment of $3.9 million for net working capital, inventories and reimbursement of certain transaction costs (the “San Antonio Transaction”), with an effective date of November 1, 2019.  In connection with the San Antonio Transaction, the Company is presenting certain pro forma non-GAAP financial information as of June 30, 2019 and for the twelve months ended June 30, 2019. The information presented herein should be read together with the Company’s Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2019 and Unaudited Pro Forma Consolidated Statements of Operations for the twelve months ended June 30, 2019. Refer to Exhibit 99.3 of the Company’s Current Report on Form 8-K to which this Exhibit 99.2 relates, as filed with the Securities and Exchange Commission on November 12, 2019, for further information.

The Company’s management uses certain non-GAAP performance measures to analyze operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement the Company’s financial information presented in accordance with GAAP. These financial and operational non-GAAP measures are important factors in assessing the Company’s operating results and profitability and include performance and liquidity measures along with certain key operating metrics.

The Company defines EBITDA, Adjusted EBITDA and Adjusted EBITDA (excluding LCM/LIFO) as follows:

●	EBITDA: Net income (loss) plus interest expense (including debt issuance costs), income taxes and depreciation and amortization.

●	Adjusted EBITDA: EBITDA adjusted for (a) impairment; (b) unrealized gains and losses from mark to market accounting for hedging activities; (c) realized gains and losses under derivative instruments excluded from the determination of net income (loss); (d) non-cash equity-based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income (loss); (e) debt refinancing fees, premiums and penalties; (f) any net loss realized in connection with an asset sale that was deducted in computing net income (loss); and (g) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense.

●	Adjusted EBITDA (excluding LCM/LIFO): Adjusted EBITDA excluding the impact of LCM inventory adjustments and the impact of liquidation of LIFO inventory layers.

Further, management and various investors use the ratio of Net debt (defined as total debt less cash) to Adjusted EBITDA as a measure of the Company’s financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers. The metric “total debt less cash” includes borrowed long-term debt, letters of credit and capital lease obligations, less cash.

These non-GAAP measures are used as supplemental financial measures by the Company’s management and by external users of the Company’s financial statements such as investors, commercial banks, research analysts and others, to assess:

●	the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis;

●	the ability of the Company’s assets to generate cash sufficient to pay interest costs and support the Company’s indebtedness;

●	the Company’s operating performance and return on capital as compared to those of other companies in its industry, without regard to financing or capital structure;

●	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities; and

●	the Company’s operating performance excluding the non-cash impact of LCM and LIFO inventory adjustments.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

RECONCILIATION OF NET DEBT / LTM ADJUSTED EBITDA AND

NET DEBT / LTM ADJUSTED EBITDA (EXCLUDING LCM/LIFO)

	As of June 30, 2019
	Historical		Pro Forma Adjustments	Pro Forma
Reconciliation of Net Debt / LTM Adjusted EBITDA	(Unaudited)
6.50% Senior Notes due 2021	$810.2		$—	$810.2
7.625% Senior Notes due 2022	350.0		—	350.0
7.75% Senior Notes due 2023	325.0		—	325.0
Finance lease obligations	3.0		—	3.0
Other	4.5		—	4.5
Total Debt	$1,492.7		$—	$1,492.7

Less Cash	$173.5		$55.8	$229.3
Net Debt	$1,319.2		$(55.8)	$1,263.4

LTM Adjusted EBITDA	$287.3		$4.9	$292.2

Net Debt / LTM Adjusted EBITDA	4.6	x		4.3	x

LTM Adjusted EBITDA (excluding LCM/LIFO)	$300.7		$2.5	$303.2

Net Debt / LTM Adjusted EBITDA (excluding LCM/LIFO)	4.4	x		4.2	x

 CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA AND

ADJUSTED EBITDA (EXCLUDING LCM/LIFO)

	Twelve Months Ended June 30, 2019
($ in millions)	Historical	Pro Forma Adjustments	Pro Forma
Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA		(Unaudited)
Net income (loss)	$1.2	$25.2	$26.4
Add:
Interest expense	138.2	(3.9)	134.3
Depreciation and amortization	114.1	(5.1)	109.0
Income tax expense	0.3	—	0.3
EBITDA	$253.8	$16.2	$270.0
Add:
Unrealized gain on derivative instruments	(12.6)	—	(12.6)
Realized gain on derivative activities, not included in net income (loss) or settled in a prior period	(2.1)	—	(2.1)
Amortization of turnaround costs	17.2	—	17.2
Gain on debt extinguishment costs	(0.7)	—	(0.7)
Gain on the sale of business, net	(0.5)	—	(0.5)
Gain on sale of unconsolidated affiliate	(1.2)	—	(1.2)
Loss on impairment and disposal of assets	32.0	(10.7)	21.3
Equity based compensation and other items	1.4	(0.6)	0.8
Adjusted EBITDA	$287.3	$4.9	$292.2
Add:
LCM inventory adjustments	6.2	(2.2)	4.0
LIFO inventory layer adjustments	7.2	(0.2)	7.0
Adjusted EBITDA (excluding LCM/LIFO)	$300.7	$2.5	$303.2

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